FORM OF
                              CONSULTING AGREEMENT
                              --------------------



         In consideration of the issuance of the attached Warrant to purchase 100,000 shares of common stock, par value $.02 per share, of Document Security Systems, Inc. ("DCSS") (the "Warrant"), Howard Safir, individually and on behalf of The November Group ("SAFIR") and DCSS agree as follows:

SECTION 1:
         a. SAFIR will employ his best efforts to present and promote the products and technology of DCSS to contacts and clients of himself and The November Group, his consulting firm, during the period described in Section 2 of this Consulting Agreement.

         b. The right to 40,000 shares of the Warrant shall vest immediately upon the execution of this Agreement. The right to 30,000 shares of the Warrant shall vest contingent upon SAFIR and/or The November Group, his consulting firm, making presentation/promotions to contacts and clients and generating $1,000,000 in sales or licensing fees of DCSS products or technology during the first year following the date of this Agreement. The right to the last 30,000 shares of the Warrant shall vest contingent upon SAFIR and/or his consulting firm, making presentation/promotions to contacts and clients and generating $1,000,000 in sales or licensing fees of DCSS products or technology during the second year of this Agreement.

SECTION 2:
The term of this Agreement and SAFIR*s performance hereunder encompasses the period from the date of the execution of this Agreement until two years from the initial vesting of the Warrant set forth above.

SECTION 3:
DCSS will reimburse SAFIR for all expenses incurred in the performance of this contract, provided that SAFIR receives DCSS* approval for reimbursement prior to incurring the expense. Such expenses include, but are not limited to: lodging, flights, meals, and ground transportation. Unless requested by DCSS, SAFIR is not obligated to provide cost estimates for expenses when seeking approval, provided incurred expenses are reasonable for each approved category of expense. If SAFIR provides a cost estimate prior to approval, incurred and reimbursable expenses can reasonably vary from the cost estimate.

SECTION 4:
Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally (including by courier or overnight carrier), or sent by facsimile transmission, or by certified or registered first class mail, postage prepaid. Any such notice shall be deemed given when so delivered personally; or if sent by facsimile transmission, when transmitted; or, if mailed, forty-eight (48) hours after the date of deposit in the mail, as follows:

         a. If to SAFIR, to:

                  The November Group do Howard Safir
                  137 Charles Street
                  Annapolis, Maryland 21401
                  Telephone:  (402) 280-2821
                  Fax number: (402) 280-6121

         b. If to DCSS, to:

                  Attention: Patrick White
                  36 W. Main Street
                  Suite 710
                  Rochester, NY 14614
                  Telephone: (585) 232-1500
                  Fax number: (585) 232-5960

Either party may, by notice given in accordance with this Section to the other party hereto, designate another address, fax number or person for receipt of notices hereunder.

SECTION 5:
This Consulting Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, agreements and undertakings, written or oral, of any and every nature with respect thereto. No course of prior dealings between SAFIR and DCSS or usage of trade shall be relevant to give particular meaning to, supplement or qualify any of the terms and conditions of this Consulting Agreement.

SECTION 6:
This Consulting Agreement may be amended, superseded or canceled, and the terms, provisions and conditions hereof may be waived, only by a written instrument signed by authorized representatives of the parties hereto or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede or cancel this Consulting Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 7:
This Consulting Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Consulting Agreement is not assignable without the prior written consent of the non-assigning party hereto, except that either party hereto may assign its rights hereunder to an affiliate of such party without the permission of the other party; PROVIDED, HOWEVER, that no such assignment shall operate to release the assigning party from its duties or liabilities hereunder.

SECTION 8:
This Consulting Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.

SECTION 9:
None of the provisions of this Consulting Agreement shall be for the benefit or enforceable by any other person not a party to this Consulting Agreement.

SECTION 10:
If any provision or any portion of any provision of this Consulting Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Consulting Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable and in no event shall this Consulting Agreement be rendered void or unenforceable.

SECTION 11:
The parties hereto represent that in the negotiation and drafting of this Consulting Agreement they have each been represented by and relied upon the advice of the respective counsel of its choice. The parties hereto affirm that each of their counsel have had a substantial role in the drafting and negotiation of this Consulting Agreement and, therefore, the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Consulting Agreement.

SECTION 12:
This Consulting Agreement is being executed simultaneously with the Warrant. This Consulting Agreement is governed by New York law (without regard to the choice of law principles thereof).





DOCUMENT SECURITY SYSTEMS, INC.        HOWARDSAFIR/THE NOVEMBER GROUP

By: ______________________    _______  By: _______________       _______
       Patrick White           As of       Howard Safir           As of
       President/CEO       July 18, 2003                       July 18, 2003